Exhibit 8.1

LIST OF SUBSIDIARIES OF HOLLYSYS AUTOMATION TECHNOLOGIES LTD.

Subsidiaries and VIE	Jurisdiction of incorporation
Hollysys International Pte. Limited	Singapore

Hollysys (Asia Pacific) Pte. Limited	Singapore

Hollysys Automation India Private Limited	India

Gifted Time Holdings Limited	British Virgin Islands

Clear Mind Limited	British Virgin Islands

World Hope Enterprises Limited	Hong Kong

Concord Solutions (HK) Limited	Hong Kong

Beijing Helitong Science & Technology Exploration Co., Ltd.	PRC

Hollysys Group Co., Ltd.	PRC

Beijing Hollysys Co., Ltd.	PRC

Hangzhou Hollysys Automation Co., Ltd.	PRC

Hangzhou Hollysys System Engineering Co., Ltd.	PRC

Beijing Hollysys Electronics Technology Co., Ltd.	PRC

Hollysys (Beijing) Investment Co., Ltd.	PRC

Xi’an Hollysys Co., Ltd.	PRC

Beijing Hollysys Industrial Software Company Ltd.	PRC

HollySys Smart Energy Technology (Beijing) Co., Ltd.	PRC

Cixi HollySys Precision Technology Co., Ltd.	PRC

Shandong Lukang Pharmaceutical Engineering Design Co., Ltd.	PRC

Beijing Hollysys Technology Co., Ltd.	PRC

Xuzhou Hollysys Valve Technology Co., Ltd.	PRC

Concord Corporation Pte. Ltd.	Singapore

Concord Electrical Contracting Ltd.	Qatar

Concord Electrical Sdn. Bhd.	Malaysia

Concord M Design and Engineering Company Limited	Macau

Bond Corporation Pte. Ltd.	Singapore

Bond M&E Pte. Ltd.	Singapore

Bond M&E Sdn. Bhd.	Malaysia

Bond M&E (KL) Sdn. Bhd.	Malaysia

PT Hollysys Automation Indonesia	Indonesia